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Exhibit 99.1

CONTACT:	Bob Leahy	Anne Marie Clark
	VP Finance & Operations	Director Corporate Relations
	Brooktrout, Inc.	Brooktrout, Inc.
	(781) 433-9426	(781) 433-9552

Brooktrout Updates First Quarter 2004 Guidance

Conference Call Scheduled for 5:00 p.m. ET

Needham, Mass., April 5, 2004—Brooktrout, Inc. (NASDAQ: BRKT), a leading provider of innovative hardware and software platforms that enable applications for the New Network™, today announced that it expects to report revenue and net income for the quarter ended March 31, 2004 that are lower than previous guidance. Based on preliminary information, first quarter 2004 revenue is expected to be approximately $18.1 million to $18.3 million. This preliminary revenue range compares to prior revenue guidance given on February 17, 2004 of $21 million to $22.5 million and compares to first quarter 2003 revenue of $15.3 million. Brooktrout expects to breakeven or achieve a small profit as compared to previous guidance of net income of $500,000 to $1.0 million. This compares to a net loss in first quarter of 2003 of ($1.7) million.

In addition, the company expects that first quarter 2004 gross margin will be between 66 percent and 68 percent and that operating expenses will be between $12.4 million and $12.7 million, which is less than previous guidance of $13.0 million to $13.5 million.

Separately, the company has announced that it has closed its acquisition of SnowShore Networks, a provider of leading edge Voice over IP communications infrastructure products for the media server and media firewall markets.

The company is hosting a conference call at 5:00 p.m. ET today to discuss its revised guidance and the closing of the SnowShore Networks acquisition. Brooktrout plans to announce final first quarter 2004 results after the market closes on April 21, 2004.

"We believe that our first quarter results were principally due to customers reassessing their inventory levels and slowing their expenditures compared to what we had experienced in the third and fourth quarters of 2003," commented Eric Giler, president of Brooktrout. "Historically, we have experienced seasonality in our business with revenue in the second and fourth quarters greater than in the first and third quarters, respectively. While we were expecting first quarter revenue to be flat to down compared to the fourth quarter of 2003, the impact of this seasonality was greater than we had anticipated in the first quarter of 2004."

"Despite the shortfall in revenue compared to our earlier guidance, revenue grew approximately 18 percent compared to the first quarter of 2003. We are still completing a detailed examination of the various components of revenue and will provide greater detail on our first quarter earnings call on April 21, 2004. Based on information we have reviewed to date, though our sell-through distributors met our expectations, overall sales in our channel business comprised roughly 50 percent of revenue in the first quarter compared to 60 percent in the fourth quarter of 2003. Our OEM business was flat with the fourth quarter of 2003 and experienced longer sales cycles. Our product mix between fax, voice and data remained similar to prior quarters, but was down in each area in proportion with the revenue for the quarter," continued Giler.

"Importantly, we made significant progress in the first quarter expanding our products in several strategic growth areas as well as broadening our software offerings. With the acquisition of SnowShore Networks and the recently announced collaboration with AudioCodes, we are providing our customers with proven products and technologies for next-generation Voice over IP networks. These are excellent examples of how Brooktrout is actively addressing some of the fastest growing opportunities within the communications industry," said Giler. "Over the last several quarters, SnowShore has had revenue of $350,000 to $500,000 per quarter, which is primarily from the placement of lab systems and field trials."

Outlook

Giler provided the following preliminary outlook regarding 2004: "We are reviewing the various acquisition costs associated with SnowShore and are currently expecting to take a one-time write-off of approximately $2.3 million to $2.8 million for in-process R&D in the second quarter of 2004. We plan to continue to invest our development dollars in this effort while ensuring that our operating profitability is maintained."

"We expect revenue, including SnowShore, in the second quarter to be flat to up modestly, or between $18.5 million and $19.5 million. At these revenue levels, and before the expected write-off associated with the SnowShore Networks acquisition, we plan to breakeven."

"We will be completing a thorough analysis of revenue sources and expense levels, and we will have additional guidance when we report final first quarter 2004 results. Overall, we remain optimistic about 2004 and anticipate that 2004 revenue will grow approximately 15 percent," said Giler.

Conference Call Details

The company will host a conference call today at 5:00 p.m. ET to discuss revised guidance and the closing of the SnowShore Networks acquisition. The conference call will be simultaneously broadcast live over the Internet. Anyone interested in listening to this teleconference can do so by logging onto the Brooktrout, Inc. website at <http://www.brooktrout.com/investor>.

The webcast will be available on Brooktrout's website until Wednesday, April 21, 2004. Following the live broadcast, a telephone replay will also be available at 1-973-341-3080, passcode #4668531 until midnight ET on Tuesday, April 6, 2004.

Note to Investors

Statements in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements contained in paragraphs one, two, six, seven, eight, nine and ten of this release. Readers should not place undue reliance on forward-looking statements because they involve known and unknown risks and uncertainties, which may cause our actual results, performance, and achievements to differ materially from what are expressed or implied by such forward-looking statements. Other risks and uncertainties include, among other things, the current telecommunications market slow down and its impact on our customers' business and financial strength, the uncertainties relating to global events, the ability to keep pace with the evolution of the telecommunications hardware and software market, the impact of competition, and the impact of changes to regulations affecting the telecommunications and Internet industries. Additional information concerning these and other risk factors is contained in the "Factors That May Affect Future Results" section of Brooktrout, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 9, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

About Brooktrout

Brooktrout, Inc., headquartered in Needham, MA, delivers communications hardware and software products that enable applications for the New Network™—a Network born through the marriage of the telephone and data networks. Brooktrout, Inc.'s mission is to collaborate with its partners so they can bring innovative solutions to market quickly, increase business and expand into new markets. Brooktrout believes that a solid focus on customers, significant first-to-market products and key acquisitions are making it a partner of choice for today's hottest communications service and enterprise application providers. Brooktrout is traded publicly on NASDAQ under the symbol BRKT. For more information, visit http://www.brooktrout.com/investor.

Brooktrout and the New Network are trademarks or registered trademarks of Brooktrout, Inc.
All other trademarks are the property of their respective owners.

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